SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 20, 2006

MOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31409	74-2834515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12515 Research Boulevard, Building 5 Austin, Texas	78759-2220
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code: (512) 339-8335

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, Motive, Inc. (the “Company”) received a letter on November 22, 2005 from The Nasdaq Stock Market (“Nasdaq”) indicating that as a result of the Company’s failure to file with the Securities and Exchange Commission its Quarterly Report on Form 10–Q for the fiscal quarter ended September 30, 2005, the Company was not in compliance with Nasdaq requirements for continued listing of the Company’s common stock. The Company appealed the Nasdaq Staff’s determination by requesting a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”), which was held on December 15, 2005. The Company recently received a letter from the Panel indicating that the Company had been granted an extension through February 28, 2006 to bring its periodic financial reports current. The Company currently anticipates that it will likely need additional time in order to complete its periodic financial reports and regain compliance with Nasdaq listing requirements, and likely will be requesting an additional extension from the Panel. There can be no assurance that the Panel will entertain or grant a further extension request nor that the Panel will not take other adverse action with respect to the continued listing of the Company’s common stock.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 20, 2006, Mr. Paul Baker resigned from all positions with the Company and its subsidiaries, including his position as Chief Financial Officer of the Company. Mr. Baker had served as the Company’s Chief Financial Officer since November 2001.

On January 20, 2006, Ms. April Downing, 35, was appointed by the Company’s Board of Directors to be the Company’s Principal Accounting Officer and Acting Chief Financial Officer, in addition to her position as the Company’s Vice President of Finance and Investor Relations. Ms. Downing is a certified public accountant and has held various positions with the Company since February 2000, including Director of Financial Planning and Senior Director of Investor Relations. Prior to her employment with the Company, Ms. Downing held various positions in the Audit and Business Advisory Services Group of PricewaterhouseCoopers LLC.

On December 8, 2005, the Company entered into an employment agreement, and on December 9, 2005 the Company entered into a Restricted Stock Agreement, with Ms. Downing. The employment agreement with Ms. Downing has a term of two years, although the Company may terminate Ms. Downing’s employment at any time. The agreement provides that the Company must pay her a severance amount equal to seven months of her base salary if the Company terminates her employment for any reason other than cause (as defined in the agreement) during the term of the agreement or if she terminates her employment for good reason (as defined in the agreement) during the term of the agreement. The severance amount is payable in a lump sum after Ms. Downing executes and delivers to the Company a mutually acceptable release. Ms. Downing’s employment agreement provides that, in addition to her base salary of $165,000, the Company shall pay Ms. Downing a quarterly bonus in an amount determined by Company management (currently equal to $15,000 per quarter) during the term of the agreement. The foregoing description is only a summary of, and is qualified in its entirety by reference to, Ms.

Downing’s employment agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The Restricted Stock Agreement entered into with Ms. Downing granted to her 20,000 restricted shares pursuant to the Company’s Amended and Restated Equity Incentive Plan (the “Plan”), which will vest in full on November 1, 2006, or earlier upon her death, disability or a Change in Control of the Company (as such term is defined in the Plan). The Form of Restricted Stock Grant Agreement pursuant to which the grant was made was filed as Exhibit 10.2 to the Current Report on Form 8-K that was filed by the Company on January 17, 2006.

Additionally, the Company has previously granted to Ms. Downing pursuant to the Plan the following options to purchase common stock of the Company: (i) options to purchase 8,088 shares at an exercise price of $5.00 per share, (ii) options to purchase 8,500 shares at an exercise price of $8.20 per share, (iii) options to purchase 5,313 shares at an exercise price of $10.00 per share, (iv) options to purchase 4,000 shares at an exercise price of $10.98 per share, and (v) options to purchase 3,125 shares at an exercise price of $12.00 per share.

Item 8.01. Other Events.

The Audit Committee of the Company’s Board of Directors has recently expanded the scope of its previously reported review to include an evaluation of whether the Company recognized in the proper periods revenue associated with certain license and services arrangements.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1	—	Employment Agreement, dated December 8, 2005, by and between Motive, Inc. and April Downing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 23, 2006

MOTIVE, INC.

By:	/s/ Scott L. Harmon
Scott L. Harmon President & Chief Executive Officer

EXHIBIT INDEX

Exhibit No.		Description

Exhibit 10.1	—	Employment Agreement, dated December 8, 2005, by and between Motive, Inc. and April Downing